Exhibit 10.1
                     SEVERANCE AGREEMENT AND GENERAL RELEASE

     THIS SEVERANCE AGREEMENT AND GENERAL RELEASE (the "Agreement"), dated as of March 1, 2005, is by and between CIRCUIT CITY STORES, INC. (the "Company"), and John W. Froman (the "Employee").

                              Background Statement

                  In consideration for the Employee's resignation of employment effective March 1, 2005, the Company has determined that it is in the best interests of the Company and its shareholders to enter into this Agreement which provides the Employee with a severance benefit and change of control benefit. Upon execution of this Agreement, any prior employment agreement by and between Employee and the Company, whether oral or written, will have no force and effect with respect to the terms and conditions of the Employee's employment and will be replaced and superseded by the terms of this Agreement.

     NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements set forth herein, the parties, intending legally to be bound, hereto agree as follows:

     Article 1.  Severance Payment.

(a) Beginning March 2, 2005 and ending December 31, 2005, the Company will pay to the Employee an amount equal to two (2) times the Employee's current Base Salary of $650,000 and the Employee's current target Annual Bonus of eighty percent (80%) of Base Salary in equal monthly installments or as otherwise determined by the Company;

(b) The Company shall also pay to the Employee a target Annual Bonus for the 2005 fiscal year in an amount which is equal to the greater of: (i) $520,000 or
(ii) the amount of bonus pay-out for fiscal year 2005 that Employee would have received based upon the Company's performance level under the 2003 Annual Performance-Based Bonus Plan, as certified by the Compensation and Personnel Committee. Such payment shall be made to Employee by April 15, 2005, or as soon thereafter as administratively practical;

(c) The Company shall continue, at the same cost to the Employee as existed as of the effective date of this Agreement, all health and welfare benefit plan participation for two (2) full years beginning March 2, 2005; provided, however, that the applicable COBRA "period of coverage" under any plan subject to Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code"), or Sections 601 through 609 of the Employee Retirement Income Security Act of 1974 (ERISA) shall begin as of March 1, 2005, the effective date of the Employee's resignation;

(d) The Company shall also provide the Employee with outplacement services not to exceed a cost of fifty thousand dollars ($50,000), provided, however that such services must be performed on or before December 31, 2005;

(e) The following unvested stock options, outstanding restricted stock and restricted stock units will vest or become exercisable as of March 2, 2005:

     (i) 16, 667 shares of restricted stock which were awarded on June 13, 2000 and were originally scheduled to vest on June 13, 2005;

     (ii) 93,744 non-qualified stock options with an option exercise price of $8.30 which were awarded on April 10, 2001 and were originally scheduled to vest on April 10, 2005;

     (iii) 13, 333 restricted stock units which were awarded on November 8, 2002 and were originally scheduled to vest on November 8, 2005;

     (iv) 3,087 restricted stock units which were awarded on November 22, 2002 and were originally scheduled to vest on November 8, 2005; and

     (v) 155,000 non-qualified stock options with an option exercise price of $7.395 which were awarded on June 17, 2003 and were originally scheduled to vest on February 28, 2006.

Any stock options that are already vested as of the date of this Agreement (March 1, 2005) will remain vested and exercisable until December 31, 2005. Options that become exercisable under the terms of this Agreement will remain exercisable through December 31, 2005. The Employee must satisfy all tax withholding requirements.

The restricted stock units awarded on November 8, 2002 and November 22, 2002 will remain subject to the "Alternate Deferral Restriction Period" outlined in sections six and seven of the award agreements dated November 8, 2002 and November 20, 2002, respectively. All remaining unvested stock options and restricted stock not referenced in this Article 1, including all restricted stock grants issued under a performance based plan, are hereby forfeited; and

(f) If a Change in Control of the Company, as defined in Article 2.2 below, should occur during the period beginning March 2, 2005 and ending on December 31, 2005, the Employee also shall be entitled to the benefits as defined in
Article 2.


     Article 2.  Change in Control.

     2.1. Change in Control. This Article 2 shall not become effective, and the Company shall have no obligation hereunder, if a Change in Control (as defined in Article 2.2 below) does not occur during the period beginning March 2, 2005 and ending on December 31, 2005.

     2.2. Definition of Change in Control. Change in Control of the Company means, and shall be deemed to have occurred, upon the first to occur of any of the following events:

     (a) The acquisition by any individual, entity, or group (a "Person"), including a "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), but excluding an Affiliate (as defined below) of the Company, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 35 percent (35%)

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              or more of either: (i) the then outstanding shares of common stock of the Company (the "Outstanding Common Stock"); or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); excluding, however, the
              following:   (A)  any   acquisition   directly  from  the  Company
              (excluding  an  acquisition  resulting  from  the  exercise  of an
              option,   conversion  right,  or  exchange  privilege  unless  the
              security being so exercised, converted or exchanged was acquired directly from the Company); (B) any acquisition by the Company;
              (C) any acquisition by an employee benefit plan (or related trust)
              sponsored  or  maintained  by  the  Company  or  any   corporation
              controlled  by  the  Company;   or  (D)  any  acquisition  by  any
              corporation  pursuant to a transaction which complies with clauses
              (i), (ii), and (iii) of subsection (c) of this Article 2.2;

     (b) Individuals who, as of the effective date, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the effective date, whose election, or nomination for election by the Company's stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

     (c) The consummation of a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company (a "Corporate Transaction"); excluding, however, a Corporate Transaction pursuant to which: (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation, which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be; (ii) no Person (other than: the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly,

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              twenty-five  percent (25%) or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, twenty-five percent (25%)or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such
              corporation   entitled  to  vote  generally  in  the  election  of
              directors; and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the
              board  of  directors  of  the  corporation   resulting  from  such
              Corporate Transaction; or

     (d) The consummation of a plan of complete liquidation, dissolution, or sale of substantially all the assets of the Company.

     For purposes of this Article 2, "Affiliate" shall mean with reference to a specified Person, any Person that directly or indirectly through one (1) or more intermediaries controls or is controlled by or is under common control with the specified Person. For purposes of this definition, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used in respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through ownership of voting securities or by contract or otherwise.

     2.3. Change-in-Control Severance Benefits. If at any time during the period beginning March 2, 2005 and ending on December 31, 2005, there is a Change in Control of the Company, the Company shall provide to the Employee the following:

     (a) A lump sum cash payment in an amount that is equal to the Employee's Base Salary ($650,000) and the Employee's target Annual Bonus, which is eighty percent (80%) of the Employee's base salary that was in effect immediately prior to the March 1, 2005 effective date of the Employee's resignation, payable within thirty (30) days of the effective date of the Change in Control or as soon thereafter as administratively practical;

     (b) The Company shall continue, at the same cost to the Employee as existed as of the effective date of this Agreement, all health and welfare benefit plan participation for one (1) full year in addition to the coverage provided for under Article 1(c), beginning March 2, 2007; and

     (c) A lump sum cash payment in an amount that is equal to the fair market value on the effective date of the Change in Control of 95,000 shares of Circuit City Stores, Inc. Common Stock, payable within thirty (30) days of the effective date of the Change in Control, or as soon thereafter as administratively practical.

For the purposes of this Article 2.3, the "fair market value" of shares of Circuit City Common Stock shall be determined as provided in the Circuit City Stores, Inc. 2003 Stock Incentive Plan; provided, that if the Change in Control involves a Corporate Transaction in which cash or securities are exchanged (the "Exchange Consideration") for shares of Circuit City Stores, Inc.

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Common Stock,  "fair market value" shall be determined  based on the fair market value of the Exchange Consideration on the date the Corporate Transaction is consummated.

     2.4. Excise Tax Equalization Payment. In the event that any of the severance benefits under this Agreement or any other agreement with or plan of the Company (in the aggregate, the "Total Payments"), will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code or any similar excise tax that may hereafter be imposed, the Company shall pay to the Employee in cash an additional amount (the "Gross-Up Payment"), such that the net amount retained by the Employee after deduction of any Excise Tax upon the Total Payments and any federal, state, and local income tax and Excise Tax upon the Gross-Up Payment provided for by this Article 2.4 (including FICA and FUTA), shall be equal to the Total Payments. The Company shall make such payment to the Employee as soon as practicable following the effective date of a Change in Control of the Company, but in no event beyond thirty (30) days from such date.

     For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Employee's residence on the effective date of a Change in Control of the Company, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

     The Company's Compensation Committee shall determine, based upon the advice of the Company's independent certified public accountants, whether any payments or benefits hereunder are subject to the Excise Tax.

     Article 3.  Noncompetition and Confidentiality.

     3.1.  Noncompetition.

     (a) During the Employee's employment and for a period of two (2) years following the last day of the Employee's employment, the Employee shall not directly or indirectly compete with the Company by engaging, in a competitive capacity, in any business that is engaged in the same or similar business of the Company in one or more Metropolitan Statistical Areas ("MSAs") in which the Company is doing business on the last day of the Employee's employment. A business will not be considered to be in competition with the Company for purposes of this paragraph 3.1(a) or paragraph 3.1(b) below if:

              (i) The business or the operating unit of the business in which the Employee is employed or with which the Employee is associated (collectively the "Business Unit") is not engaged in the retail sales of consumer electronics;

              (ii) If sales of the Business Unit's products or services in the retail sales and service of consumer electronics constitute less than ten percent (10%) of such Business Unit's sales; or

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              (iii)    If the sales of the Business Unit in the retail sales and
                       service of consumer electronics do constitute more than ten percent (10%) of the sales of the Business Unit, but the Business Unit solely operates outside of North America.

     Notwithstanding the foregoing, nothing herein shall be deemed to prevent or limit the right of the Employee to invest in the capital stock or other securities of any corporation whose stock or securities are regularly traded on any public exchange, nor shall anything herein contained be deemed to prevent Employee from investing in real estate for his own benefit (as long as such investment is not related to or in support of any entity engaged in the same or similar business as the Company in competition with the Company in one or more MSA's in which the Company is doing business during the Employee's employment).

     (b) During the Employee's employment and for a period of two (2) years following the last day of the Employee's employment, the Employee shall not directly or indirectly compete with the Company by engaging, in a competitive capacity, in any business engaged in the same or similar business of the Company in one or more MSAs where, on the last day of the Employee's employment, the Company is engaged in real estate site selection or has taken further steps toward the commencement of operations in the future, of which the Employee is aware.

     (c) The Employee agrees that competition, as set forth in Article 3.1(a) above, shall include, but not be limited to, engaging in competitive activity, as an individual, as a partner, as a joint venturer with any other person or entity, or as an employee, agent, or representative of any other person or entity.

     (d) It is the specific intent of the parties that the Employee shall be restricted from competing directly or indirectly with any segment of the Company's business in which the Employee engaged prior to the last day of his employment and from any segment of the Company's business about which the Employee acquired proprietary or confidential information during the course of his employment.

     (e) If any provision of this Article 3.1 relating to the time period, geographic area or scope of restricted activities shall be declared by a court of competent jurisdiction to exceed the maximum time period, geographic area or scope of activities, as applicable, that such court deems reasonable and enforceable, said time period, geographic area or scope of activities shall be deemed to be, and thereafter shall become, the maximum time period, scope of activities or largest geographic area that such court deems reasonable and enforceable and this Agreement shall automatically be considered to have been amended and revised to reflect such determination.

     (f) The Employee and the Company have examined in detail this Covenant Not to Compete and agree that the restraint imposed upon the Employee is reasonable in

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              light of the  legitimate  interests of the Company,  and it is not unduly harsh upon the Employee's ability to earn a livelihood.

     3.2. Non-Solicitation of Employees. The Employee agrees that during the Employee's employment with the Company and for a period of two (2) years following the last day of the Employee's employment, the Employee shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the Company to leave the Company for any reason whatsoever or hire any individual employed by the Company. For purposes of this Article 3.2, employee shall mean any individual employed by the Company on the last day of the Employee's employment or within the three-month period prior to the last day of the Employee's employment.

     3.3. Confidentiality. The Company has advised the Employee and the Employee acknowledges that it is the policy of the Company to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to the Company. The Employee agrees to hold in strict confidence and safeguard any information of or about the Company gained by the Employee in any manner or from any source during the Employee's employment. The Employee shall not, without the prior written consent of the Company, at any time, directly or indirectly, divulge, furnish, use, disclose or make accessible to any person, firm, corporation, association, or other entity (otherwise than as may be required in the regular course of the Employee's employment), either during the Employee's employment with the Company or subsequent to the last day of the Employee's employment, any Protected Information, or cause any such information of the Company to enter the public domain.

     The Employee understands and agrees that any information, data and/or trade secrets about Company or its suppliers and/or distributors is the property of the Company and is essential to the protection of the Company's goodwill and to the maintenance of the Company's competitive position and accordingly should be kept secret. For purposes of this Agreement, "Protected Information" means trade secrets, confidential and proprietary business information of or about the Company, and any other information of the Company, including, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, promotional plans, internal policies, research, purchasing, accounting and financial information, computer programs, hardware, software, and products and services which may be developed from time to time by the Company and its agents or employees, including the Employee; provided, however, that information that is in the public domain (other than as a result of a breach of this Agreement), approved for release by the Company or lawfully obtained from third parties who are not bound by a confidentiality agreement with the Company, is not Protected Information.

     Nothing contained in this Article is intended to reduce in any way protection available to the Company pursuant to the Uniform Trade Secrets Act as adopted in Virginia or any other state or other applicable laws that prohibit the misuse or disclosure of confidential or proprietary information.

     3.4 Acknowledgement of Covenants. The parties hereto acknowledge that the Employee's services are of a special, extraordinary, and intellectual character which gives

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him/her unique value,  and that the business of the Company and its subsidiaries is highly competitive, and that violation of any of the covenants provided in this Article 3 would cause immediate, immeasurable, and irreparable harm, loss, and damage to the Company not adequately compensable by a monetary award. The Employee acknowledges that the time, scope of activities and geographical area restrained by the provisions of this Article 3 are reasonable and do not impose a greater restraint than is necessary to protect the goodwill of the Company's business. The Employee further acknowledges that he and the Company have negotiated and bargained for the terms of this Agreement and that the Employee has received adequate consideration for entering into this Agreement. In the event of any such breach or threatened breach by the Employee of any one or more of such covenants, the Company shall be entitled to such equitable and injunctive relief as may be available to restrain the Employee from violating the provisions hereof. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages and the immediate termination of the employment of the Employee hereunder for cause.

     Article 4. General Release. On his last day of employment, the Employee agrees to surrender any and all Company property within his possession or control. Further, in exchange for the consideration set forth above, the
Employee for himself, his heirs, and assigns, hereby releases Circuit City Stores, Inc., and/or any affiliated or related companies and their officers, stockholders, directors, employees and agents and their successors, heirs, and assigns ("Released Parties") of and from all manner of actions, suits, debts, sums of money, accounts, contracts, promises, damages, claims and demands of every kind or character whatsoever, whether presently known or unknown, suspected or unsuspected, under state or federal laws, which Employee now has against any Released Parties. Specifically included in this release are any claims in connection with the employment relationship between Employee and the Company, including the termination thereof, and such claims due to alleged breach of contract, tort, Title VII of the Civil Rights Act of 1964, as amended (which prohibits discrimination based on race, sex, color, religion or national origin), the Fair Labor Standards Act (FLSA), the American with Disabilities Act of 1990 (ADA) (which prohibits discrimination against individuals with disabilities), and/or any other statute or any other right or claim that might exist under federal, state or local law, including common law.

     The Employee understands and agrees that this General Release specifically waives all rights and claims he may have under the Age Discrimination in Employment Act, 29 U.S. ss. 621 et seq.

     The Company and the Employee represent and warrant that by the provisions of this paragraph, the Company has advised the Employee in writing that he should consult with an attorney before signing this Severance Agreement and General Release and that the Company has given the Employee a period of at least 21 days within which to consider this Severance Agreement and General Release. The Company and the Employee agree that the Employee shall have seven (7) days after the execution of this Severance Agreement and General Release within which to revoke his signature and consent to this Agreement. The Employee has carefully read the foregoing Release and understands the contents of the Release and freely and voluntarily

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assents to all terms and conditions  thereof and signs this Agreement freely and on his own volition.

     Article 5. Assignment; Binding Effect. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, legal representatives, successors, and assigns; provided, however, that in no event shall Employee have the right to assign his rights or obligations under this Agreement. If the Company is merged with or into another entity, such action shall not be considered to cause an assignment of this Agreement and the surviving or successor entity shall become the beneficiary of this Agreement and all references to the "Company" shall be deemed to refer to such surviving or successor entity. No other Person shall be a third-party beneficiary under this Agreement.

     Article 6. Complete Agreement; Waiver; Amendment. Employee has no oral representations, understandings, or agreements with the Company or any of its officers, directors, or representatives covering the same subject matter as this Agreement. This Agreement is the final, complete, and exclusive statement and expression of the agreement between the Company and Employee with respect to the subject matter hereof and cannot be varied, contradicted, or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Employee, and no term of this Agreement may be waived except by a writing signed by the party waiving the benefit of such term.

     Article 7. Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

         To the Company:     Circuit City Stores, Inc.
                             Attention: Senior Vice President of Human Resources
                             9950 Mayland Drive
                             Richmond, VA 23233

         To Employee:        John W. Froman
                             Richmond, VA

Notice shall be deemed given and effective three (3) days after the deposit in the U.S. mail of a writing addressed as set forth above and sent first class mail, certified return receipt requested, or, if sent by express delivery, hand delivery, or facsimile, when actually received. Either party may change the address for notice by notice to the other party of such change by providing Notice of such change within ten (10) days of such change.

Article 8. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

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     Article 9. Issue Resolution. Except for actions initiated by the Company to enjoin a breach by, and/or recover damages from the Employee related to violation of any of the restrictive covenants in Article 3 of this Agreement, which Company may bring in an appropriate court of law or equity, any disagreement between the Employee and the Company concerning anything covered by this Agreement or concerning other terms or conditions of the Employee's employment or the termination of the Employee's employment will be settled by final and binding arbitration pursuant to the Company's Associate Issue Resolution Program. The Dispute Resolution Agreement and the Dispute Resolution Rules and Procedures are incorporated herein by reference as if set forth in full in this Agreement. The decision of the arbitrator will be final and binding on both the Employee and the Company and may be enforced in a court of appropriate jurisdiction.

     Article 10 Governing Law. This Agreement shall in all respects be construed according to the laws of the Commonwealth of Virginia, without regard to its conflict of laws principles.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

                                         CIRCUIT CITY STORES, INC.


                                         /s/ W. Alan McCollough
                                         --------------------------------------
                                         W. Alan McCollough
                                         Chairman, and Chief Executive Officer


                                         EXECUTIVE

                                         /s/ John W. Froman 2/24/05
                                         --------------------------------------
                                         John W. Froman, SSN:

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